Exhibit 99.1

FOR IMMEDIATE RELEASE

Rubicon Technology, Inc. Closes Public Offering of Common Stock, Including Over-Allotment Option

FRANKLIN PARK, Ill., June 21, 2010 – Rubicon Technology, Inc. (Nasdaq: RBCN) (the “Company”) today announced the closing of its previously announced public offering of 3,029,100 shares of its common stock at a price to the public of $30.00 per share. 2,195,100 shares of common stock were sold by the Company, including 395,100 shares pursuant to the full exercise of the underwriters’ over-allotment option, and 834,000 shares of common stock were sold by the selling stockholders identified in the prospectus supplement.

Total proceeds of the offering, net of estimated offering expenses and underwriting discounts and commissions, were approximately $85.2 million, with proceeds to the Company, net of estimated offering expenses and underwriting discounts and commissions, of approximately $61.5 million, and proceeds to the selling stockholders, net of underwriting discounts and commissions, of approximately $23.7 million. The Company expects to use most of its proceeds from the offering to expand its crystal growth and post crystal growth manufacturing facilities.

UBS Securities LLC acted as sole book-running manager for the offering and Canaccord Genuity Inc. acted as a co-lead manager for the offering.

Copies of the final prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) may be obtained for free by visiting EDGAR on the SEC web site at www.sec.gov or by contacting UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, or by calling 1-888-827-7275.

The offering was made pursuant to an effective shelf registration statement and related preliminary prospectus supplement, free writing prospectus and final prospectus supplement, each filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the common stock or any other securities of the Company. No offer, solicitation or sale shall be made in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce high-quality sapphire products efficiently to supply a large and growing end-market demand, and works closely with its customers to meet their quality and delivery needs. Rubicon is a vertically integrated manufacturer of high-quality sapphire substrates and optical windows that are used in a variety of high-growth, high-volume end-market applications. The Company is actively developing larger diameter products to support the continued advancement of the LED and RFIC markets.